UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2021

CHESAPEAKE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Oklahoma	1-13726	73-1395733
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6100 North Western Avenue

Oklahoma City, OK 73118

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:(405) 848-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CHK	The Nasdaq Stock Market LLC
Class A Warrants to purchase Common Stock	CHKEW	The Nasdaq Stock Market LLC
Class B Warrants to purchase Common Stock	CHKEZ	The Nasdaq Stock Market LLC
Class C Warrants to purchase Common Stock	CHKEL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Separation

On April 27, 2021, the Board of Directors (the “Board”) of Chesapeake Energy Corporation (the “Company”) and Robert D. Lawler reached an agreement that Mr. Lawler will no longer serve in his position as President and Chief Executive Officer of the Company and as a director on the Board.

The Board treated Mr. Lawler’s departure from the Company as a termination without “cause” pursuant to his employment agreement, dated as of May 20, 2013, as amended on June 16, 2016 and December 31, 2018 by and between the Company and Mr. Lawler, and the Company entered into that certain Severance Agreement, dated April 26, 2021, by and between the Company and Mr. Lawler (the “Severance Agreement”). Under the Severance Agreement, Mr. Lawler will cease to serve as President and Chief Executive Officer of the Company and as a director on the Board, in each case, effective as of April 30, 2021. Mr. Lawler is entitled to receive the severance benefits set forth in the Employment Agreement and memorialized in the Severance Agreement, subject to the satisfaction of the release conditions contained therein.

The foregoing description of the terms and conditions of the Severance Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Appointment of Interim Chief Executive Officer

On April 26, 2021, the Board appointed Michael Wichterich as Interim Chief Executive Officer of the Company, effective April 30, 2021. There are no transactions between the Company and Mr. Wichterich that would require disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Wichterich and any other persons pursuant to which he was appointed as a director of the Company. Mr. Wichterich will continue to serve as Chair of the Board while serving as Interim Chief Executive Officer. During the period Mr. Wichterich serves as both the Interim Chief Executive Officer and Chair of the Board, Matt Gallagher, the Chair of the Board’s Nominating and Governance Committee, will serve as Lead Independent Director.

In connection with his appointment, the Company entered into a letter agreement with Mr. Wichterich (the “Interim CEO Agreement”). Pursuant to the Interim CEO Agreement, during the period in which Mr. Wichterich serves as Interim Chief Executive Officer, he will receive a salary at the rate of (a) $61,250.00 per month through July 31, 2021 and (b) $204,583.33 per month thereafter. In addition, in consideration for Mr. Wichterich’s services as Interim Chief Executive Officer, he will receive an award of performance share units with a grant date value of $430,000 that will generally become vested if, on any date prior to March 1, 2024, the 60-day volume weighted average price of the Company’s common stock equals or exceeds $55. The foregoing description of the terms and conditions of the Interim CEO Agreement does not purport to be complete and is qualified in its entirety by the full text of the Interim CEO Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Amendment to 2021 Long Term Incentive Plan

On April 26, 2021, the Board approved an amendment to the Chesapeake Energy Corporation 2021 Long Term Incentive Plan to clarify that the limits on awards for non-employee directors in the plan only apply to awards granted in respect of service on the Board. A copy of the amendment is attached hereto as Exhibit 10.3.

Item 7.01	Regulation FD Disclosure

On April 27, 2021, the Company issued a press release entitled “Chesapeake Energy Corporation Announces Departure of Chief Executive Officer and Appointment of Interim Chief Executive Officer,” a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
10.1	Agreement by and between Robert D. Lawler and the Company, dated April 27, 2021.
10.2	Interim CEO Agreement by and between Michael Wichterich and the Company, dated April 27, 2021.
10.3	Amendment to the Chesapeake Energy Corporation 2021 Long Term Incentive Plan.
99.1	Press Release, dated April 27, 2021.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ James R. Webb
Name:	James R. Webb
Title:	Executive Vice President – General Counsel and Corporate Secretary

Date: April 27, 2021